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                                                                   EXHIBIT 10.12

                               January 10, 2000


VIA FACSIMILE
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(650) 328-5234

James G. Hume
98 Deodora Drive
Atherton, CA 94027

Dear Jim:

As we discussed, and on behalf of DoveBid, Inc. ("DoveBid"), I am pleased to offer you a full-time position as Vice President of Operations reporting to me, effective as soon as you indicate your acceptance to this offer below.

Your annual base salary will be $175,000 and will be paid in accordance with DoveBid's normal payroll procedures. Also, you will be eligible for a year-end bonus up to 33% of your base salary, determined by DoveBid in its discretion, and payable on or about DoveBid's fiscal year-end. All payments to you will be subject to legally required withholding(s). It is DoveBid's policy to review compensation levels periodically.

Your compensation package also will include an incentive stock option under the terms of DoveBid's 1999 Stock Option Plan for 700,000 shares of common stock at an exercise price equal to fair market value of the stock on your start date. Currently, the fair market value of DoveBid's stock is $0.77 per share; however, you must accept this offer and begin your employment prior to Thursday, January 13, 2000 in order to receive shares at an exercise price of $0.77 per share - after that date, fair market value is expected to increase to $1.50 per share. The Company will allow you to exercise those options immediately and to deliver to the Company a note in the principal amount of $539,000 in order to purchase those shares. Your stock options will be subject to the terms of DoveBid's 1999 Employee Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of a Plan Agreement related to your options.

In addition to your base salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees, as may be modified in DoveBid's discretion. At the present time, those benefits include a "cafeteria" style benefits plan, health insurance, life insurance, vacation and sick pay, and a 401k plan which you will become eligible for in accordance with the applicable benefit plans and DoveBid's written policies.
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Your employment with DoveBid will be "at will"; in other words, either you or
DoveBid will have the right to terminate your employment with DoveBid at any time with or without cause.

As a condition of your employment, you will be expected to comply with all DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. Also, you will need to execute DoveBid's Employee Confidentiality And Proprietary Information Agreement.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

This offer will remain open until January 14, 2000. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to having you join our team!

Sincerely,

/s/ Jeff Crowe
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Jeff Crowe
President & Chief Operating Officer


I understand and agree to the above terms


/s/ James G. Hume
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James G. Hume